Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Oramed Pharmaceuticals Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.012 per share, to be issued under the Oramed Pharmaceuticals Inc. Amended and Restated 2019 Stock Incentive Plan, as amended	(1)	Other	2,000,000	$2.05	$4,100,000.00	0.0001531	$627.71

Total Offering Amounts:							$4,100,000.00		627.71
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$627.71

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock that may be issued under the Oramed Pharmaceuticals Inc. Amended and Restated 2019 Stock Incentive Plan, as amended, to prevent dilution resulting from a share split, reverse share split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the registrant.

The amount registered represents common stock issuable upon issuance, vesting and/or exercise of awards granted under the Oramed Pharmaceuticals Inc. Amended and Restated 2019 Stock Incentive Plan, as amended from time to time.

The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the average of the high $2.12 and low $1.98 prices of the common stock, as reported on the as reported on the Nasdaq Capital Market on August 15, 2025.